March 13, 2023 Better Choice Company, Inc. Lionel Conacher 12400 Race Track Road Tampa, Florida 33626 Dear Lionel Conacher: Introduction We are looking forward to working with you to provide the professional services described herein. This letter confirms our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide. The engagement between Better Choice Company, Inc. (the “Company), and ONE10 Advisors, LLC (“ONE10”) will be governed by the terms of this letter (the “Agreement”). Engagement Scope We will provide the services described in Exhibit A attached hereto (the “Services”), which services the parties agree were discussed to meet your financial objectives and goals. Some of the Services will require your cooperation in providing us with various types of information and documents concerning your financial situation. We will be relying on your representations. If we are unable to obtain from you sufficient information to provide the Services, the Services may be limited to those matters for which sufficient information is available, and this may affect our conclusions and recommendations. Should this be the case, we will so advise you in writing. If we are unable to obtain sufficient information to proceed with the engagement as contemplated and agreed, we will advise you and, as appropriate, discuss terminating or modifying the engagement with you. Both parties may modify or terminate the engagement at any time via communication in writing with 30 days’ notice. It is understood that any unpaid services that are outstanding at the end of the termination period are to be paid in full within 15 days. At your request, we will provide an Interim Chief Financial Officer (“ICFO”) to the Company. The ICFO will act in this capacity until the Company identifies a full-time Chief Financial Officer. The Company will need to enter into a separate arrangement with the ICFO, referencing the terms of this Agreement. The ICFO will require the Company to maintain its current Directors and Officers insurance coverage. The services to be furnished to the Company are not designed to guarantee the accuracy of the financial statements and cannot be relied upon to detect fraud or errors, should any exist. However, should any fraud or errors come to our attention, we will report them to you. In DocuSign Envelope ID: E644022F-D85B-4B46-BEA8-B306120BFE0B

addition, during the course of our engagement, financial statement misstatements may be identified, either through our work or through communication by your employees to us, and we will bring these misstatements to your attention. The Company is solely responsible for any misstatements, as well as any corrective adjustments, although we may propose adjustments. Notwithstanding any provision of this Agreement to the contrary, we will not be responsible for detecting errors or evidence of fraud or illegal acts that may exist in your books, records, accounts, or operations (provided, however, that we will inform the appropriate level of management of any evidence of fraud or possible illegal acts or errors that come to the attention of us). We are not responsible for material inaccuracy nor fraud in the financial statements, other than any material inaccuracy or fraud committed by an employee or agent of ONE10. We will have no responsibility to identify or communicate significant deficiencies or material weaknesses in the Company’s internal control over financial reporting as part of its engagement under this Agreement. However, if we identify significant deficiencies or material weaknesses, we will report them to management. We will keep your personal, non-public information strictly confidential. If your personal information needs to be disclosed when working with your other advisors or with other qualified professionals, we will ask your permission to do so. However, we may be required by legal or regulatory authorities to disclose confidential information without your permission. You agree to hold any confidential information made available to you about us or any other third parties with whom we have a relationship in confidence and to protect such confidential information from unauthorized use, publication or dissemination with the same degree of care normally used to protect its own confidential information, but in no event less than a reasonable degree of care. Responsibility You acknowledge that it is the responsibility of the Company to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and that our responsibility is limited to assisting you with the preparation of GAAP financial statements using management’s books, records, and accounts. In order to ensure that the Services provided are sound and appropriate for your situation, it is your responsibility to provide complete and accurate information regarding all items requested by us. The suggestions and recommendations included in the Services will be advisory in nature, and we cannot guarantee the performance of any recommendations made in connection with the Services. DocuSign Envelope ID: E644022F-D85B-4B46-BEA8-B306120BFE0B

If in the course of this engagement we become aware of a service needed to complete the engagement that we do not or will not provide, we will advise you of that needed service and recommend to you in writing that you engage another service provider to address that service. If you decline to engage such recommended service provider, and we determine that such action impairs our ability to properly address the terms of this engagement, we will so advise you, in writing, and terminate this engagement. If you decline to engage such recommended service provider and we determine that our ability to properly address the terms of this engagement is not impaired, but may be limited in some way, we will advise you, in writing, with respect to how we believe our conclusions and recommendations may be affected. We cannot be responsible for the acts, omissions, or solvency of any broker, agent, or independent contractor or other advisor or professional selected to implement any part of the Services. You agree to indemnify and hold harmless and defend us, our officers, members, managers, employees and agents from and against all claims and suits by third parties for any damages, losses, and expenses including court costs and reasonable attorney’s fees, arising out of, or resulting from, any of your actions or the actions of any broker, agent or independent contractor or other advisor or professional you have retained or that is implemented in any part of the Services, including all such causes of action based upon common, constitutional, or statutory law. In addition, unless specifically stated and described on Exhibit A, the Services are not designed to discover fraud, irregularities, or misrepresentations made in materials provided to us. You will, of course, be free to follow or disregard, in whole or in part, any recommendations we make. You are under no obligation to act on any recommendation. Description of Fees The fee for the Services is described on Exhibit “B”, attached hereto. Conflicts of Interest We have no conflicts of interest in the acceptance of this engagement. During the term of our engagement, we will not enter into any other engagement, or take any other action, that may cause or result in a conflict of interest with this engagement. Employment During the term of our engagement and for a period of one (1) year after the expiration or termination of our services hereunder, you agree not to directly or indirectly: (i) induce, or attempt to induce, any Worker (as defined below) to terminate any employment or independent contractor relationship with ONE10; (ii) interfere with or disrupt ONE10’s relationship with any Worker; or (iii) solicit, entice, take away, employ, contract with, or engage any Worker. As used DocuSign Envelope ID: E644022F-D85B-4B46-BEA8-B306120BFE0B

herein, Worker shall mean any individual who has had an employment or independent contractor relationship with ONE10 within one (1) year preceding the date on which ONE10 ceases to provide services under this letter of engagement. Miscellaneous We will be pleased to discuss this letter with you at any time. If the foregoing is in accordance with your understanding, please DocuSign this letter in the space provided. This engagement may be terminated without penalty or further obligation except for the payment of fees for services performed and expenses incurred prior to termination. We agree that we will not assign this engagement without your prior written approval, except if our business is acquired in whole or in part by another party who will fulfill the obligations hereunder. We thank you for the opportunity to be of service. Very truly yours, _________________________________________________ Justin Nikolich, CPA ONE10 Advisors, LLC DocuSign Envelope ID: E644022F-D85B-4B46-BEA8-B306120BFE0B

We agree to the terms of the engagement described in this letter. _________________________________________________ Lionel Conacher, Interim CEO _________________________________________________ Date Signed DocuSign Envelope ID: E644022F-D85B-4B46-BEA8-B306120BFE0B March 13, 2023 | 4:18 PM PDT

DocuSign Envelope ID: E644022F-D85B-4B46-BEA8-B306120BFE0B

ONE10

Exhibit "A"

Services

ONE10 will provide the below services for the term March 13, 2023 through September 29, 2023, with a 6-month renewal.

- ONE10 will provide Nina Martinez as your interim CFO and named officer on all SEC filings, and she will have the following responsibilities:
  - Instantly relieve the resource constraint pressure due to the current CFO's exit and provide oversight of entire finance and accounting function
  - Maintain cadence and control of cash flow and working capital management through enhanced financial modeling and continuous forecasting
  - Oversight of monthly/quarterly/annual consolidated financial statements and SEC filings (10-K, 10-Q, 8-K, Section 16)
  - Produce monthly management and Board reporting packages
  - Maintain covenant compliance reporting as required
  - Decision maker on complex and technical accounting matters
  - Ability to play a critical role in diligence process for future transactions
  - Skills and capabilities to break down any organizational silos, and improve collaboration and a centralized flow of critical information with a financial impact between departments
  - Liaison with external services providers (i.e. tax, securities counsel, audit, insurance, and more)
  - Maintain cadence of the various margin improvement initiatives
  - Any other ad-hoc CFO responsibilities, as needed

Exhibit “B” Fee The fee for services are listed below and will be billed based on the below fee schedule. Fees are billed monthly, in arrears, with payment terms of net-15. Services Fee Interim CFO Onboarding with current CFO – March 2023 $165/hour (rate per hour) Interim CFO Services – 160 hours/month, April to September 2023 $22,000/month (fixed fee) DocuSign Envelope ID: E644022F-D85B-4B46-BEA8-B306120BFE0B